Exhibit 99

Printronix Reports Break Even Fourth Quarter and Profitable Fiscal
2004

    IRVINE, Calif.--(BUSINESS WIRE)--April 29, 2004--Printronix, Inc., (NASDAQ:PTNX), the leading manufacturer of integrated enterprise printing solutions for the supply chain, today announced fourth quarter revenue of $31.6 million, down 6.9% from the prior quarter and down 9.3% from the year ago quarter. Revenue for the fiscal year ending March 26, 2004 was $125.1 million, down 9.5% from $138.2 million for the fiscal year ending March 28, 2003.
    The company reported net income for the quarter of $45 thousand, or $0.01 per diluted share, compared with net income of $1.2 million, or $0.20 per diluted share, in the year ago quarter. Net income for the fiscal year ending March 26, 2004 was $0.6 million, or $0.11 per diluted share, compared with net income of $3.0 million, or $0.51 per diluted share, for the fiscal year ending March 28, 2003.
    "As we disclosed in our outlook issued on February 19, 2004, our results for the fourth quarter were impacted by the closing of fewer major orders in the Americas region, which resulted in lower revenue," said Bob Kleist, president and CEO of Printronix. "Additionally, we experienced a slowdown in the order rate in the OEM channel, particularly in the Americas. We have reached an agreement with our largest OEM customer to address this issue by supplying greater sales and marketing support. Printronix is also addressing a decrease in line matrix printing in developed markets with geographic expansion in emerging markets.
    "Printronix began shipments of a 'Smart Label Developers Kit' in the December quarter to enable pilot programs for RFID label printing to meet the Wal-Mart / DOD requirements for January 2005 top tier supplier shipments. This program has continued to gain momentum within the retail industry, and we expect this to result in added RFID sales starting in the latter half of calendar year 2004.
    "During this difficult business period, we have continued to carefully manage our resources and continued to build cash during the fourth quarter. As a result, we entered the new fiscal year with more than $36 million in cash, compared with less than $30 million at the end of the prior fiscal year," Mr. Kleist continued.
    For the fourth quarter of fiscal year 2004, gross margin was 38.0%, up from 36.6% in the same period one year ago due primarily to a stronger Euro, continuing cost reductions, lower warranty expenses, and lower provision for excess inventory. For the fiscal year 2004, the same factors drove a 260 basis point improvement in year to date gross margin to 37.9% from 35.3% reported for the prior fiscal year.
    Operating expenses in the fourth quarter were $12.3 million, up from $11.5 million in the year ago fiscal period as a result of higher sales, marketing and engineering expenses primarily related to RFID, increased costs for geographic expansion of sales offices, and higher consulting costs for Sarbanes-Oxley requirements and income taxes. Operating expenses for the fiscal year 2004 were $46.4 million and increased over the prior year for the reasons cited above.
    During the fourth quarter, the company completed its study of available research and development income tax credits and booked a tax benefit of $1.3 million. During the quarter, the company did not provide tax benefits related to domestic losses and increased its valuation allowance against certain expiring tax deferred tax assets by $0.6 million, leaving a benefit of $0.7 million. After provision for foreign taxes, the net benefit was reduced to $0.5 million.
    The company ended the fourth quarter with cash of $36.7 million, up $7.1 million from the same period a year ago and up $1.5 million from the prior quarter. The company did not repurchase any shares of its common stock during the fourth quarter of fiscal year 2004.

    Except for historical information, this press release contains "forward-looking statements" about Printronix, within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as "objectives," "believes," "expects," "plans," "intends," "should," "estimates," "anticipates," "forecasts," "projections," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including: adverse business conditions and a failure to achieve growth in the computer industry and in the economy in general; the ability of the company to achieve growth in the Asia Pacific market; adverse political and economic events in the company's markets; a worsening of the global economy due to general conditions; a worsening of the global economy resulting from terrorist attacks or risk of war; a worsening of the global economy resulting from a resurgence of SARS (Severe Acute Respiratory Syndrome); the ability of the company to maintain our production capability in our Singapore plant or obtain product from our Asia Pacific suppliers should a resurgence of SARS occur; the ability of the company to hold or increase market share with respect to line matrix printers; the ability of the company to successfully compete against entrenched competition in the thermal printer market; the ability of the company to adapt to changes in requirements for RFID products by Wal-Mart and/or the Department of Defense or others; the ability of the company to attract and to retain key personnel; the ability of the company's customers to achieve their sales projections, upon which the company has in part based its sales and marketing plans; the ability of the company to retain its customer base and channel; the ability of the company to compete against alternate technologies for applications in our markets; and the ability of the company to continue to develop and market new and innovative products superior to those of the competition and to keep pace with technological change. The company does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

    About Printronix, Inc.

    Printronix Inc., (NASDAQ:PTNX) is a global leader enabling printing technologies for the industrial marketplace and distribution supply chain. It is the manufacturer of the world's best-selling line matrix printer and has earned an outstanding reputation for its high-performance thermal and fanfold laser printers. In addition, Printronix adapts new technologies to create innovative programs, including RFID "smart label" and wireless mobile printers. Printronix's integrated network programs, such as Online Data Validation (ODV(TM)) and PrintNet(R) Enterprise, improve the printing of bar codes, labels and forms while verifying accuracy and offering unparalleled diagnostic technology. Based in Irvine, Calif., Printronix has operations worldwide. For more information: www.printronix.com.


Printronix Inc., and Subsidiaries

           Consolidated Statements of Operations (Unaudited)

               (Dollars in Thousands, Except Share and Per Share Data)

                        Three Months Ended        Twelve Months Ended
                  3/26/04   12/26/03    3/28/03    3/26/04    3/28/03

Revenue           $31,564    $33,909    $34,788   $125,070   $138,229
Cost of sales      19,577     20,181     22,070     77,670     89,379
Gross margin       11,987     13,728     12,718     47,400     48,850
Engineering and
 development        4,077      4,014      3,868     15,885     15,761
Sales and
 marketing          6,086      5,726      5,560     22,269     21,337
General and
 administrative     2,180      2,195      2,088      8,249      8,705
Total operating
 expenses          12,343     11,935     11,516     46,403     45,803
(Loss) income
 from operations     (356)     1,793      1,202        997      3,047
Other expense
 (income), net         89        110         (3)       313       (461)
(Loss) income
 before taxes        (445)     1,683      1,205        684      3,508
(Benefit) provision
 for taxes           (490)       209         10         52        471
Net income            $45     $1,474     $1,195       $632     $3,037

Earnings Per Share:
Basic               $0.01      $0.25      $0.21      $0.11      $0.52
Diluted             $0.01      $0.24      $0.20      $0.11      $0.51

Shares Used in
 Earnings Per
 Share
 Computation:
Basic           5,956,981  5,794,137  5,819,242  5,734,633  5,843,702
Diluted         6,199,913  6,044,303  5,968,645  5,961,035  6,012,367

Gross margin %       38.0%      40.5%      36.6%      37.9%      35.3%
Operating
 expenses %          39.1%      35.2%      33.1%      37.1%      33.1%
(Loss) income
 from operations %   -1.1%       5.3%       3.5%       0.8%       2.2%
Net income %          0.1%       4.3%       3.4%       0.5%       2.2%

                Consolidated Balance Sheets (Unaudited)

                     (Dollars in Thousands)

                  3/26/04   12/26/03    3/28/03
Assets
Cash and
 equivalents      $36,671    $35,154    $29,617
Accounts
 receivable, net   18,408     16,719     18,741
Inventory, net     13,506     13,593     12,678
Other current
 assets             6,932      5,666      5,742
Plant and
 equipment, net    35,071     35,941     38,781
Other assets        1,221        682        528
  Total assets   $111,809   $107,755   $106,087

Liabilities and
 Stockholders'
 Equity
Short-term debt      $700       $700       $700
Accounts payable    6,965      6,620      6,520
Other current
 liabilities       11,962     11,950     12,888
Other long-term
 liabilities       15,989     14,778     14,903
Stockholders'
 equity            76,193     73,707     71,076
  Total
   liabilities
   and
   stockholders'
   equity        $111,809   $107,755   $106,087

    CONTACT: Printronix, Inc., Irvine
             Robert A. Kleist, 714-368-2863
             or
             George L. Harwood, 714-368-2384
             or
             EVC Group, LLC
             Douglas M. Sherk (Investors), 415-896-6818 dsherk@evcgroup.com or
             Jennifer Beugelmans (Investors), 415-896-6817 jcohn@evcgroup.com or
             WunderMarx, Inc.
             Cara Good (Media), 949-860-2434, ext. 312
             cgood@wundermarx.com